HEI Exhibit 99(a)

Pricing Supplement No. 3	Filing under Rule 424(b)(3)
Dated: March 12, 2004	Registration File No. 333-87782
(To Prospectus dated August 16, 2002)

$300,000,000

HAWAIIAN ELECTRIC INDUSTRIES, INC.

Medium-Term Notes, Series D

(Fixed Rate Notes)

Principal amount: $50,000,000

Interest Rate (fixed rate): 4.23% per annum

Original Issue Date: March 17, 2004

Stated Maturity Date: March 15, 2011

Issue price (as a percentage of principal amount): 100%

Purchasing Agent’s discount (as a percentage of principal amount): 0.60%

Net proceeds to HEI, before expenses (as a percentage of principal amount): 99.40%

Redemption: The Notes will not be subject to a sinking fund and cannot be redeemed by HEI prior to the Stated Maturity Date

Repayment: The Notes are not subject to repayment by HEI at the option of the holders thereof

Interest Payment Dates: Each March 15 and September 15, commencing September 15, 2004

Regular Record Dates: 15 calendar days preceding each Interest Payment Date (whether or not a Business Day)

Minimum Authorized Denominations: $1,000

CUSIP# 41987QBC6

Use of Proceeds: Hawaiian Electric Industries, Inc. (“HEI”) expects to use the net proceeds from the sale of the Notes covered by this Pricing Supplement to make short-term loans to its electric utility subsidiary, Hawaiian Electric Company, Inc. (principally to assist it and its subsidiaries in redeeming trust preferred securities) and/or for its working capital and general corporate purposes. Pending the application of such net proceeds, HEI intends to invest such net proceeds in short-term investments.

As of the date of this Pricing Supplement, the principal amount of HEI’s Medium-Term Notes, Series D that have been sold (including the Notes to which this Pricing Supplement relates, the 4.00% Medium-Term Notes, Series D due March 7, 2008 and the 5.25% Medium-Term Notes, Series D due March 7, 2013) is $150,000,000.

Goldman, Sachs & Co. (allocated $25,000,000), Piper Jaffray & Co. (allocated $15,000,000) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (allocated $10,000,000) acted as principals for HEI in connection with the offer and sale of the Notes.